Exhibit 99.2
CSK Auto Corporation Announces Entry into Third Waiver to Credit Agreement
PHOENIX, AZ, June 13, 2007 — CSK Auto Corporation (NYSE: CAO) (the “Company”) announced today that its wholly owned subsidiary CSK Auto, Inc. entered into a third waiver (the “Waiver”) to its Second Amended and Restated Credit Agreement, dated as of July 25, 2005 (the “Credit Agreement”), among CSK Auto, Inc., the lenders from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent, designed to extend until August 15, 2007 the deadline under the Credit Agreement to deliver the annual financial statements for the Company’s fiscal year ended February 4, 2007 (“fiscal 2006”), the quarterly financial statements for fiscal 2006, the quarterly financial statements for the first quarter of the Company’s fiscal year ending February 3, 2008, and the related periodic Securities and Exchange Commission (“SEC”) reports for these periods. The Company currently anticipates that it will be able to deliver its financial statements for fiscal 2006 and the quarters included therein and complete its SEC reports with respect to such periods within the next thirty (30) days. The Company had previously obtained waivers to provide additional time to complete its financial statements and its annual report on Form 10-K for its fiscal year ended January 29, 2006, which was filed with the SEC on May 1, 2007 (the “fiscal 2005 Form 10-K”), and other financial statements and related periodic SEC reports for later periods, in light of the investigation by the Audit Committee of the Company’s Board of Directors into certain accounting errors and irregularities as described in the fiscal 2005 Form 10-K.
The Company is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of May 6, 2007, the Company operated 1,334 stores in 22 states under the brand names Checker Auto Parts, Schuck’s Auto Supply, Kragen Auto Parts, and Murray’s Discount Auto Stores.
Safe Harbor Statement
Portions of this release may constitute “forward-looking statements” as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in the Company’s performance is contained in the Company’s filings with the SEC. The Company makes no commitment to revise or update any forward looking statement in order to reflect events or circumstances after the date any such statement is made.
CONTACT: CSK Auto Corporation, Phoenix
Brenda Bonn, 602-631-7483
Manager, Investor Relations